Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, January 18, 2024

COMMERCE BANCSHARES, INC. REPORTS
FOURTH QUARTER EARNINGS PER SHARE OF $.84

Commerce Bancshares, Inc. announced earnings of $.84 per share for the three months ended December 31, 2023, compared to $1.00 per share in the same quarter last year and $.92 per share in the third quarter of 2023. Net income for the fourth quarter of 2023 amounted to $109.2 million, compared to $131.6 million in the fourth quarter of 2022 and $120.6 million in the prior quarter.

“We are pleased with our fourth quarter results," said John Kemper, President and Chief Executive Officer. “These results reflect the strength of our core deposit base, the impact of higher earning asset yields, and the contribution from key non-interest income categories, notably trust, bank card and deposit fees. Net interest income was generally flat to the previous quarter, while the net interest margin expanded six basis points. Non-interest income comprised 36.8% of total revenue. Our results included a one-time FDIC special assessment of $16 million.

“On the balance sheet,” Kemper added, “the final tranches of FHLB advances and brokered deposits matured during the quarter as planned. More than offsetting these brokered deposit maturities, we saw deposit growth across our three business segments of $674 million, resulting in a period end net deposit increase of $273 million.

“We continue to maintain ample levels of liquidity and capital, which positions us well moving into 2024. Book value per share increased 14.4% during the quarter as interest rates declined. Credit quality of the loan portfolio remains strong with non-accrual loans at .04% of total loans, down one basis point from the previous quarter and prior year.”

Fourth Quarter 2023 Financial Highlights:

•Net interest income was $248.4 million, a $126 thousand decrease from the prior quarter. The net yield on interest earning assets increased 6 basis points to 3.17%.

•Non-interest income totaled $144.9 million, an increase of $8.1 million compared to the same quarter last year.

•Non-interest expense totaled $251.3 million, an increase of $34.5 million compared to the same quarter last year, mostly due to a $16.0 million accrual for a one-time FDIC insurance special assessment.

•Average loan balances totaled $17.1 billion, an increase of $89.8 million, or .5%, over the prior quarter.

Exhibit 99.1
•Total average available for sale debt securities decreased 6.2%, or $633.9 million, from the prior quarter to $9.6 billion, at fair value. During the fourth quarter of 2023, the unrealized loss on available for sale debt securities decreased $376.5 million to $1.2 billion, at period end.

•Total average deposits decreased $356.2 million, or 1.4%, compared to the prior quarter, which reflected a payoff of the last tranche of brokered deposits issued during 2023. The average rate paid on interest bearing deposits in the current quarter was 1.93%.

•The ratio of annualized net loan charge-offs to average loans was .19% compared to .23% in the prior quarter.

•The allowance for credit losses on loans increased $151 thousand during the fourth quarter to $162.4 million, and the ratio of the allowance for credit losses on loans to total loans was .94% at December 31, 2023, compared to .95% at September 30, 2023.

•Total assets at December 31, 2023 were $31.7 billion, an increase of $324.4 million, or 1.0%, over the prior quarter.

•For the quarter, the return on average assets was 1.38%, the return on average equity was 16.48%, and the efficiency ratio was 63.8%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages nearly 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited) (Dollars in thousands, except per share data)	Dec. 31, 2023	Sep. 30, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022
FINANCIAL SUMMARY
Net interest income	$248,421	$248,547	$254,641	$998,129	$942,185
Non-interest income	144,879	142,949	136,825	573,045	546,535
Total revenue	393,300	391,496	391,466	1,571,174	1,488,720
Investment securities gains (losses)	7,601	4,298	8,904	14,985	20,506
Provision for credit losses	5,879	11,645	15,477	35,451	28,071
Non-interest expense	251,254	228,010	216,740	930,982	848,777
Income before taxes	143,768	156,139	168,153	619,726	632,378
Income taxes	32,307	33,439	34,499	134,549	132,358
Non-controlling interest expense	2,238	2,104	2,026	8,117	11,621
Net income attributable to Commerce Bancshares, Inc.	$109,223	$120,596	$131,628	$477,060	$488,399
Earnings per common share:
Net income — basic	$0.84	$0.92	$1.00	$3.64	$3.68
Net income — diluted	$0.84	$0.92	$1.00	$3.64	$3.67
Effective tax rate	22.83%	21.71%	20.77%	22.00%	21.32%
Fully-taxable equivalent net interest income	$250,547	$250,962	$256,675	$1,006,677	$951,815
Average total interest earning assets (1)	$31,340,958	$31,974,945	$31,991,224	$31,823,935	$33,384,162
Diluted wtd. average shares outstanding	129,608,322	130,008,840	130,818,789	130,071,644	131,838,406

RATIOS
Average loans to deposits (2)	67.69%	66.39%	59.73%	66.31%	55.41%
Return on total average assets	1.38	1.49	1.65	1.49	1.45
Return on average equity (3)	16.48	17.73	21.88	17.94	17.31
Non-interest income to total revenue	36.84	36.51	34.95	36.47	36.71
Efficiency ratio (4)	63.80	58.15	55.26	59.17	56.90
Net yield on interest earning assets	3.17	3.11	3.18	3.16	2.85

EQUITY SUMMARY
Cash dividends per share	$.257	$.257	$.240	$1.029	$.961
Cash dividends on common stock	$33,574	$33,657	$31,648	$134,734	$127,466
Book value per share (5)	$22.77	$19.90	$18.90
Market value per share (5)	$53.41	$45.70	$64.83
High market value per share	$56.75	$52.37	$69.14
Low market value per share	$40.91	$44.10	$60.16
Common shares outstanding (5)	130,176,048	130,586,153	131,249,055
Tangible common equity to tangible assets (6)	8.85%	7.78%	7.32%
Tier I leverage ratio	11.25%	10.87%	10.34%

OTHER QTD INFORMATION
Number of bank/ATM locations	257	266	275
Full-time equivalent employees	4,718	4,714	4,594
(1) Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2) Includes loans held for sale.
(3) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5) As of period end.
(6) The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2023.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Year Ended
	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022
Interest income	$362,609	$361,162	$348,663	$308,857	$286,377	$1,381,291	$998,979
Interest expense	114,188	112,615	99,125	57,234	31,736	383,162	56,794
Net interest income	248,421	248,547	249,538	251,623	254,641	998,129	942,185
Provision for credit losses	5,879	11,645	6,471	11,456	15,477	35,451	28,071
Net interest income after credit losses	242,542	236,902	243,067	240,167	239,164	962,678	914,114
NON-INTEREST INCOME
Trust fees	49,154	49,207	47,265	45,328	44,710	190,954	184,719
Bank card transaction fees	47,878	46,899	49,725	46,654	44,588	191,156	176,144
Deposit account charges and other fees	23,517	23,090	22,633	21,752	21,989	90,992	94,381
Consumer brokerage services	3,641	3,820	4,677	5,085	4,518	17,223	19,117
Capital market fees	4,269	3,524	2,945	3,362	3,386	14,100	14,231
Loan fees and sales	2,875	2,966	2,735	2,589	2,566	11,165	13,141
Other	13,545	13,443	17,625	12,842	15,068	57,455	44,802
Total non-interest income	144,879	142,949	147,605	137,612	136,825	573,045	546,535
INVESTMENT SECURITIES GAINS (LOSSES), NET	7,601	4,298	3,392	(306)	8,904	14,985	20,506
NON-INTEREST EXPENSE
Salaries and employee benefits	147,456	146,805	145,429	144,373	138,458	584,063	554,047
Data processing and software	31,141	30,744	28,719	28,154	27,991	118,758	110,692
Net occupancy	13,927	13,948	12,995	12,759	11,774	53,629	49,117
Deposit insurance	20,304	4,029	4,187	4,643	3,153	33,163	10,583
Marketing	6,505	6,167	6,368	5,471	5,419	24,511	23,827
Equipment	5,137	4,697	4,864	4,850	5,021	19,548	19,359
Supplies and communication	5,242	4,963	4,625	4,590	4,446	19,420	18,101
Other	21,542	16,657	20,424	19,267	20,478	77,890	63,051
Total non-interest expense	251,254	228,010	227,611	224,107	216,740	930,982	848,777
Income before income taxes	143,768	156,139	166,453	153,366	168,153	619,726	632,378
Less income taxes	32,307	33,439	35,990	32,813	34,499	134,549	132,358
Net income	111,461	122,700	130,463	120,553	133,654	485,177	500,020
Less non-controlling interest expense (income)	2,238	2,104	2,674	1,101	2,026	8,117	11,621
Net income attributable to Commerce Bancshares, Inc.	$109,223	$120,596	$127,789	$119,452	$131,628	$477,060	$488,399
Net income per common share — basic	$0.84	$0.92	$0.97	$0.91	$1.00	$3.64	$3.68
Net income per common share — diluted	$0.84	$0.92	$0.97	$0.91	$1.00	$3.64	$3.67

OTHER INFORMATION
Return on total average assets	1.38%	1.49%	1.56%	1.54%	1.65%	1.49%	1.45%
Return on average equity (1)	16.48	17.73	18.81	18.75	21.88	17.94	17.31
Efficiency ratio (2)	63.80	58.15	57.22	57.49	55.26	59.17	56.90
Effective tax rate	22.83	21.71	21.97	21.55	20.77	22.00	21.32
Net yield on interest earning assets	3.17	3.11	3.12	3.26	3.18	3.16	2.85
Fully-taxable equivalent net interest income	$250,547	$250,962	$251,757	$253,411	$256,675	$1,006,677	$951,815
(1) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
The statement above reflects the reclassification of non-interest income of $406 thousand and $1.1 million from other non-interest income to capital market fees for the second and third quarters of 2023.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Dec. 31, 2023	Sep. 30, 2023	Dec. 31, 2022
ASSETS
Loans
Business	$6,019,036	$5,908,330	$5,661,725
Real estate — construction and land	1,446,764	1,539,566	1,361,095
Real estate — business	3,719,306	3,647,168	3,406,981
Real estate — personal	3,026,041	3,024,639	2,918,078
Consumer	2,077,723	2,125,804	2,059,088
Revolving home equity	319,894	305,237	297,207
Consumer credit card	589,913	574,829	584,000
Overdrafts	6,802	3,753	14,957
Total loans	17,205,479	17,129,326	16,303,131
Allowance for credit losses on loans	(162,395)	(162,244)	(150,136)
Net loans	17,043,084	16,967,082	16,152,995
Loans held for sale	4,177	5,120	4,964
Investment securities:
Available for sale debt securities	9,684,760	9,860,828	12,238,316
Trading debt securities	28,830	35,564	43,523
Equity securities	12,701	12,212	12,304
Other securities	222,473	230,792	225,034
Total investment securities	9,948,764	10,139,396	12,519,177
Federal funds sold	5,025	2,735	49,505
Securities purchased under agreements to resell	450,000	450,000	825,000
Interest earning deposits with banks	2,239,010	1,847,641	389,140
Cash and due from banks	443,147	358,010	452,496
Premises and equipment — net	469,059	460,830	418,909
Goodwill	146,539	146,539	138,921
Other intangible assets — net	14,179	14,432	15,234
Other assets	938,077	984,907	909,590
Total assets	$31,701,061	$31,376,692	$31,875,931
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,975,935	$7,961,402	$10,066,356
Savings, interest checking and money market	14,512,273	14,154,275	15,126,981
Certificates of deposit of less than $100,000	930,432	1,210,169	387,336
Certificates of deposit of $100,000 and over	1,945,258	1,764,611	606,767
Total deposits	25,363,898	25,090,457	26,187,440
Federal funds purchased and securities sold under agreements to repurchase	2,908,815	2,745,181	2,841,734
Other borrowings	1,404	503,589	9,672
Other liabilities	462,714	438,199	355,508
Total liabilities	28,736,831	28,777,426	29,394,354
Stockholders’ equity:
Common stock	655,322	629,319	629,319
Capital surplus	3,162,622	2,924,211	2,932,959
Retained earnings	53,183	298,297	31,620
Treasury stock	(35,599)	(76,888)	(41,743)
Accumulated other comprehensive income (loss)	(891,412)	(1,193,534)	(1,086,864)
Total stockholders’ equity	2,944,116	2,581,405	2,465,291
Non-controlling interest	20,114	17,861	16,286
Total equity	2,964,230	2,599,266	2,481,577
Total liabilities and equity	$31,701,061	$31,376,692	$31,875,931

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022
ASSETS:
Loans:
Business	$5,861,229	$5,849,227	$5,757,388	$5,656,104	$5,478,241
Real estate — construction and land	1,523,682	1,508,850	1,450,196	1,410,835	1,268,900
Real estate — business	3,644,589	3,642,010	3,540,851	3,478,382	3,300,697
Real estate — personal	3,027,664	2,992,500	2,960,962	2,933,750	2,886,686
Consumer	2,117,268	2,102,281	2,098,523	2,067,385	2,089,912
Revolving home equity	310,282	304,055	300,623	296,748	293,681
Consumer credit card	568,112	564,039	555,875	556,223	559,463
Overdrafts	5,258	5,341	4,630	4,449	7,428
Total loans	17,058,084	16,968,303	16,669,048	16,403,876	15,885,008
Allowance for credit losses on loans	(161,932)	(158,335)	(159,068)	(150,117)	(143,285)
Net loans	16,896,152	16,809,968	16,509,980	16,253,759	15,741,723
Loans held for sale	5,392	5,714	5,957	5,708	6,567
Investment securities:
U.S. government and federal agency obligations	889,390	986,284	1,035,651	1,099,067	1,055,602
Government-sponsored enterprise obligations	55,661	55,676	55,751	87,086	55,732
State and municipal obligations	1,363,649	1,391,541	1,532,519	1,793,756	1,990,643
Mortgage-backed securities	6,022,502	6,161,348	6,316,224	6,454,408	6,605,936
Asset-backed securities	2,325,089	2,553,562	2,827,911	3,233,757	3,714,092
Other debt securities	510,721	514,787	519,988	528,941	560,951
Unrealized gain (loss) on debt securities	(1,595,845)	(1,458,141)	(1,331,002)	(1,387,196)	(1,582,061)
Total available for sale debt securities	9,571,167	10,205,057	10,957,042	11,809,819	12,400,895
Trading debt securities	37,234	35,044	46,493	45,757	44,626
Equity securities	12,249	12,230	12,335	12,458	10,534
Other securities	222,378	237,518	273,587	229,867	219,354
Total investment securities	9,843,028	10,489,849	11,289,457	12,097,901	12,675,409
Federal funds sold	1,194	2,722	7,484	38,978	27,683
Securities purchased under agreements to resell	450,000	712,472	824,974	825,000	1,174,457
Interest earning deposits with banks	2,387,415	2,337,744	2,284,162	809,935	640,039
Other assets	1,797,849	1,750,222	1,941,340	1,376,551	1,339,554
Total assets	$31,381,030	$32,108,691	$32,863,354	$31,407,832	$31,605,432

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,748,654	$7,939,190	$8,224,475	$9,114,512	$10,360,834
Savings	1,357,733	1,436,149	1,516,887	1,550,215	1,567,113
Interest checking and money market	13,166,783	13,048,199	12,918,399	13,265,485	13,693,974
Certificates of deposit of less than $100,000	1,097,224	1,423,965	1,075,110	415,367	388,304
Certificates of deposit of $100,000 and over	1,839,057	1,718,126	1,472,208	903,393	596,703
Total deposits	25,209,451	25,565,629	25,207,079	25,248,972	26,606,928
Borrowings:
Federal funds purchased	473,534	508,851	507,165	493,721	143,630
Securities sold under agreements to repurchase	2,467,118	2,283,020	2,206,612	2,418,726	2,260,263
Other borrowings	179,587	685,222	1,617,952	551,267	179,552
Total borrowings	3,120,239	3,477,093	4,331,729	3,463,714	2,583,445
Other liabilities	421,402	367,741	598,915	112,052	28,745
Total liabilities	28,751,092	29,410,463	30,137,723	28,824,738	29,219,118
Equity	2,629,938	2,698,228	2,725,631	2,583,094	2,386,314
Total liabilities and equity	$31,381,030	$32,108,691	$32,863,354	$31,407,832	$31,605,432

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022
ASSETS:
Loans:
Business (1)	5.91%	5.77%	5.58%	5.31%	4.68%
Real estate — construction and land	8.34	8.17	7.92	7.33	6.80
Real estate — business	6.18	6.13	5.96	5.65	5.15
Real estate — personal	3.85	3.73	3.68	3.61	3.45
Consumer	6.21	5.97	5.63	5.31	4.77
Revolving home equity	7.70	7.76	7.55	7.03	5.89
Consumer credit card	13.83	13.77	13.77	13.68	12.64
Overdrafts	—	—	—	—	—
Total loans	6.15	6.02	5.84	5.56	5.03
Loans held for sale	9.93	10.55	10.17	10.30	10.09
Investment securities:
U.S. government and federal agency obligations	2.32	2.31	3.42	1.90	2.01
Government-sponsored enterprise obligations	2.36	2.36	2.38	3.21	2.36
State and municipal obligations (1)	1.94	1.95	2.04	2.26	2.29
Mortgage-backed securities	2.05	2.06	2.09	2.06	1.88
Asset-backed securities	2.30	2.20	2.08	2.01	1.96
Other debt securities	1.85	1.75	1.86	1.93	1.89
Total available for sale debt securities	2.10	2.08	2.19	2.07	1.97
Trading debt securities (1)	5.05	5.11	4.53	4.59	3.81
Equity securities (1)	27.47	23.06	23.25	23.24	28.44
Other securities (1)	8.60	13.13	9.40	7.11	6.67
Total investment securities	2.27	2.33	2.37	2.18	2.07
Federal funds sold	6.65	6.56	5.63	5.09	4.27
Securities purchased under agreements to resell	1.64	2.08	1.99	1.94	2.36
Interest earning deposits with banks	5.47	5.39	5.14	4.67	3.69
Total interest earning assets	4.62	4.51	4.34	4.00	3.59

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.05	.05	.05	.05	.06
Interest checking and money market	1.57	1.33	.93	.61	.38
Certificates of deposit of less than $100,000	4.21	4.32	3.78	1.39	.73
Certificates of deposit of $100,000 and over	4.55	4.37	3.93	2.98	1.42
Total interest bearing deposits	1.93	1.76	1.29	.71	.40
Borrowings:
Federal funds purchased	5.40	5.33	5.06	4.59	3.56
Securities sold under agreements to repurchase	3.25	3.20	3.09	2.93	2.29
Other borrowings	5.45	5.30	5.24	4.94	4.02
Total borrowings	3.71	3.93	4.13	3.49	2.48
Total interest bearing liabilities	2.20%	2.12%	1.87%	1.20%	.69%

Net yield on interest earning assets	3.17%	3.11%	3.12%	3.26%	3.18%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except ratios)	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$162,244	$158,685	$159,317	$150,136	$143,377	$150,136	$150,044
Provision for credit losses on loans	8,170	13,343	5,864	15,948	12,404	43,325	19,155
Net charge-offs (recoveries):
Commercial portfolio:
Business	96	2,613	165	230	496	3,104	1,053
Real estate — construction and land	—	—	(115)	—	—	(115)	—
Real estate — business	128	(15)	(5)	(4)	(4)	104	(20)
	224	2,598	45	226	492	3,093	1,033
Personal banking portfolio:
Consumer credit card	5,325	4,716	4,687	4,325	3,467	19,053	12,658
Consumer	1,903	1,797	1,273	1,275	1,522	6,248	3,790
Overdraft	588	683	517	978	230	2,766	1,716
Real estate — personal	(11)	(9)	(6)	(11)	(40)	(37)	(74)
Revolving home equity	(10)	(1)	(20)	(26)	(26)	(57)	(60)
	7,795	7,186	6,451	6,541	5,153	27,973	18,030
Total net loan charge-offs	8,019	9,784	6,496	6,767	5,645	31,066	19,063
Balance at end of period	$162,395	$162,244	$158,685	$159,317	$150,136	$162,395	$150,136
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$25,246	$27,537	$29,235	$28,628	$33,120

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.01%	.18%	.01%	.02%	.04%	.05%	.02%
Real estate — construction and land	—	—	(.03)	—	—	(.01)	—
Real estate — business	.01	—	—	—	—	—	—
	.01	.09	—	.01	.02	.03	.01
Personal banking portfolio:
Consumer credit card	3.72	3.32	3.38	3.15	2.46	3.40	2.31
Consumer	.36	.34	.24	.25	.29	.30	.18
Overdraft	44.37	50.73	44.79	89.15	12.28	56.19	30.40
Real estate — personal	—	—	—	—	(.01)	—	—
Revolving home equity	(.01)	—	(.03)	(.04)	(.04)	(.02)	(.02)
	.51	.48	.44	.45	.35	.47	.31
Total	.19%	.23%	.16%	.17%	.14%	.19%	.12%

CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.04%	.05%	.04%	.05%	.05%
Allowance for credit losses on loans to total loans	.94	.95	.94	.96	.92

NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$3,622	$6,602	$4,732	$6,361	$6,751
Real estate — business	60	76	153	171	189
Real estate — personal	1,653	1,531	1,276	1,269	1,366
Revolving home equity	1,977	—	—	—	—
Total	7,312	8,209	6,161	7,801	8,306
Loans past due 90 days and still accruing interest	$21,864	$18,580	$15,351	$14,800	$15,830
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2023
For the quarter ended December 31, 2023, net income amounted to $109.2 million, compared to $120.6 million in the previous quarter and $131.6 million in the same quarter last year. The decrease in net income compared to the previous quarter was primarily the result of higher non-interest expense, partly offset by lower provision for credit losses and higher net gains on investment securities. The net yield on interest earning assets increased six basis points from the previous quarter to 3.17%. Average loans grew $89.8 million compared to the previous quarter, while average deposits, borrowings and available for sale debt securities, at fair value, declined $356.2 million, $356.9 million, and $633.9 million, respectively. For the quarter, the return on average assets was 1.38%, the return on average equity was 16.48%, and the efficiency ratio was 63.8%.

Balance Sheet Review
During the 4th quarter of 2023, average loans totaled $17.1 billion, an increase of $89.8 million over the prior quarter, and $1.2 billion, or 7.4%, over the same quarter last year. Compared to the previous quarter, average balances of personal real estate, consumer, construction, and business loans grew $35.2 million, $15.0 million, $14.8 million, and $12.0 million, respectively. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $8.7 million, compared to $9.2 million in the prior quarter.

Total average available for sale debt securities decreased $633.9 million compared to the previous quarter to $9.6 billion, at fair value. The decrease in investment securities was mainly the result of lower average balances of asset-backed, mortgage-backed, and U.S. government and federal agency obligation securities. During the 4th quarter of 2023, the unrealized loss on available for sale securities decreased $376.5 million to $1.2 billion, at period end, and maturities and pay downs were $598.7 million. At December 31, 2023, the duration of the available for sale investment portfolio was 4.1 years. The Company does not have any investment securities classified as held-to-maturity.

Total average deposits decreased $356.2 million this quarter compared to the previous quarter. The decrease in deposits mostly resulted from lower certificates of deposit, demand deposits, and savings average deposits of $205.8 million, $190.5 million, and $78.4 million, respectively, partly offset by higher interest checking and money market average deposits of $118.6 million. Compared to the previous quarter, total average commercial and wealth deposits increased $93.4 million and $23.0 million, respectively, while consumer deposits declined $5.9 million. During the 4th quarter, the Company paid off its final tranche of brokered deposits, which decreased average certificate of deposit balances by $471.3 million compared to the prior quarter. The average loans to deposits ratio was 67.7% in the current quarter and 66.4% in the prior quarter. The
Company’s average borrowings, which included customer repurchase agreements of $2.5 billion, decreased $356.9 million to $3.1 billion in the 4th quarter of 2023, mostly due to a decline of $505.4 million in Federal Home Loan Bank (FHLB) borrowings.

Net Interest Income
Net interest income in the 4th quarter of 2023 amounted to $248.4 million, a decrease of $126 thousand compared to the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter decreased $415 thousand from the previous quarter to $250.5 million. The decrease in net interest income was mostly due to higher interest expense on deposits and lower interest income on investment securities, partly offset by higher interest earned on loans and lower interest expense on borrowings. The net yield (FTE) on earning assets increased to 3.17%, from 3.11% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) increased $6.8 million, due to higher average rates earned in most loan categories, coupled with higher average balances in almost all loan categories. The average yield (FTE) on the loan portfolio increased 13 basis points to 6.15% this quarter.

Interest income on investment securities (FTE) decreased $4.9 million compared to the prior quarter, mostly due to lower average balances of available for sale securities and a $2.3 million dividend from a private equity investment in the prior quarter that did not repeat in the current quarter. Interest income earned on U.S. government and federal agency securities decreased due to lower average balances, which included the impact of $473 thousand in lower inflation income from Treasury inflation-protected securities this quarter. Additionally, the Company recorded a $629 thousand adjustment to premium amortization at December 31, 2023, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities, but was lower than the $1.3 million adjustment that increased interest income in the prior quarter. The average yield (FTE) on total investment securities was 2.27% in the current quarter, compared to 2.33% in the previous quarter.

Compared to the previous quarter, interest income on deposits with banks increased $1.2 million, due to higher average rates earned and higher average balances. The average yield on deposits with banks was 5.47% in the current quarter, compared to 5.39% in the prior quarter.

Interest expense increased $1.6 million, mostly due to higher rates paid on deposits, partly offset by lower average balances of borrowings and deposits. The average rate paid on interest bearing deposits totaled 1.93% in the current quarter compared to 1.76%

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2023
in the prior quarter. Interest expense on deposits increased $6.9 million this quarter compared to the previous quarter. Interest expense on borrowings decreased $5.3 million, mostly due to a decline in average FHLB borrowings of $505.4 million. The overall rate paid on interest bearing liabilities was 2.20% in the current quarter compared to 2.12% in the prior quarter.

Non-Interest Income
In the 4th quarter of 2023, total non-interest income amounted to $144.9 million, an increase of $8.1 million compared to the same period last year and an increase of $1.9 million compared to the prior quarter. The increase in non-interest income compared to the same period last year was mainly due to higher trust fees, bank card fees, deposit account fees, and capital market fees, partly offset by lower consumer brokerage fees and lower gains on sales of real estate. The increase in non-interest income compared to the prior quarter was mainly due to higher bank card fees, capital market fees, deposit account fees, and sweep fees, partly offset by lower tax credit sales income, and lower gains on sales of real estate. Additionally, an increase of $2.3 million in fair value adjustments was recorded on the Company’s deferred compensation plan, which are held in a trust and recorded as both an asset and liability, affecting both other income and other expense.

Total net bank card fees in the current quarter increased $3.3 million, or 7.4%, compared to the same period last year, and increased $979 thousand compared to the prior quarter. Net corporate card fees increased $2.3 million, or 9.3%, over the same quarter of last year mainly due to lower rewards and network expense. Net debit card fees increased $790 thousand, or 7.6%, mostly due to lower network expense. Net merchant fees increased $159 thousand, or 2.9%, due to higher interchange fees, while net credit card fees increased $3 thousand. Total net bank card fees this quarter were comprised of fees on corporate card ($27.6 million), debit card ($11.2 million), merchant ($5.6 million) and credit card ($3.5 million) transactions.

In the current quarter, trust fees increased $4.4 million, or 9.9%, over the same period last year, mostly resulting from higher private client trust fees. Compared to the same period last year, deposit account fees increased $1.5 million, or 6.9%, mostly due to higher corporate cash management fees. Capital market fees increased $883 thousand, or 26.1%, over the same period last year due to higher underwriting fees, while consumer brokerage fees decreased $877 thousand, or 19.4%.

Other non-interest income decreased compared to the same period last year primarily due to lower tax credit sales income of $1.0 million and lower gains on sales of real estate and other assets of $1.2 million. These decreases were partly offset by higher fair value adjustments on the Company’s deferred compensation plan this quarter. For the 4th quarter of 2023, non-interest income comprised 36.8% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $7.6 million in the current quarter, compared to gains of $4.3 million in the prior quarter and $8.9 million in the 4th quarter of 2022. Net securities gains in the current quarter primarily resulted from net fair value gains of $7.1 million on the Company’s portfolio of private equity investments.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $251.3 million, compared to $216.7 million in the same period last year and $228.0 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher FDIC insurance expense, salaries and employee benefits expense, data processing and software expense, and occupancy expense. The increase in non-interest expense compared to the prior quarter was mainly due to higher FDIC insurance expense.

Compared to the 4th quarter of last year, salaries and employee benefits expense increased $9.0 million, or 6.5%, mostly due to higher full-time salaries expense of $7.3 million and higher employee benefits expense of $2.0 million. Full-time equivalent employees totaled 4,718 and 4,594 at December 31, 2023 and 2022, respectively.

Compared to the same period last year, data processing and software expense increased $3.1 million due to higher bank card fees expense and increased costs for service providers. Occupancy expense increased $2.2 million mostly due to higher real estate taxes and depreciation expense, partly offset by higher rent income. FDIC insurance expense increased $17.2 million, mostly due to a $16.0 million accrual in the current quarter of a one-time special assessment by the FDIC to replenish the Deposit Insurance Fund.

Income Taxes
The effective tax rate for the Company was 22.8% in the current quarter, 21.7% in the previous quarter, and 20.8% in the 4th quarter of 2022. The increase in the effective tax rate compared to the prior quarter was mostly due to higher state and local income taxes. The increase in the effective tax rate compared to the same quarter last year was mostly due to higher state income taxes and lower tax-exempt income.

Credit Quality
Net loan charge-offs in the 4th quarter of 2023 amounted to $8.0 million, compared to $9.8 million in the prior quarter and $5.6 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .19% in the current

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2023
quarter, .23% in the previous quarter, and .14% in the 4th quarter of last year. Compared to the prior quarter, net loan charge-offs on commercial loans decreased $2.4 million to $224 thousand, while net loan charge-offs on personal banking loans increased $609 thousand to $7.8 million, mainly due to $609 thousand of higher consumer credit card loan net charge-offs.

In the 4th quarter of 2023, annualized net loan charge-offs on average consumer credit card loans were 3.72%, compared to 3.32% in the previous quarter, and 2.46% in the same quarter last year. Consumer loan net charge-offs were .36% of average consumer loans in the current quarter, .34% in the prior quarter, and .29% in the same quarter last year.

At December 31, 2023, the allowance for credit losses on loans totaled $162.4 million, or .94% of total loans, and increased $151 thousand compared to the prior quarter. Additionally, the liability for unfunded lending commitments at December 31, 2023 was $25.2 million, a decrease of $2.3 million compared to the liability at September 30, 2023.

At December 31, 2023, total non-accrual loans amounted to $7.3 million, a decrease of $897 thousand compared to the previous quarter. At December 31, 2023, the balance of non-accrual loans, which represented .04% of loans outstanding, included business loans of $3.6 million, revolving home equity loans of $2.0 million, personal real estate loans of $1.7 million, and business real estate loans of $60 thousand. Loans more than 90 days past due and still accruing interest totaled $21.9 million at December 31, 2023.

Liquidity
During the 4th quarter of 2023, the Company increased its interest earning deposit at the Federal Reserve Bank (FRB) by $391.4 million to $2.2 billion. The change in the balance at the FRB was mostly the result of $598.7 million of maturities and paydowns in the available for sale debt securities portfolio, a $408.7 million increase in securities sold under agreements to repurchase, and a $273.4 million increase in total deposits, which includes a $401.0 million decrease in brokered certificates of deposit, partly offset by a $500.0 million decrease in FHLB advances and a $245.1 million decrease in federal funds purchased.

The Company regularly pledges loans and securities to the FRB and at December 31, 2023 and September 30, 2023, the Company’s pledging resulted in a total borrowing capacity of $4.9 billion and $5.0 billion, respectively. The Company did not have any borrowings from the FRB’s Discount Window or the Bank Term Funding Program during the current quarter. The Company also pledges loans and securities and borrows from the FHLB. At December 31, 2023, the Company did not have any outstanding borrowings and had $1.9 billion of available borrowing capacity from the FHLB. Additionally, the Company pledges portions of its investment securities portfolio to secure public fund deposits, trust funds, and securities sold under agreements to repurchase.

The Company has an available for sale debt securities portfolio with a fair market value of $9.7 billion at December 31, 2023. Approximately $1.8 billion is expected to mature or pay down over the next 12 months. At December 31, 2023, the Company had pledged $7.5 billion of the securities portfolio. The Company also has a portfolio of $450.0 million in securities purchased under agreements to resell, of which $325.0 million are expected to mature over the next 12 months.

Other
During the 4th quarter of 2023, the Company distributed a 5% stock dividend on its common stock and paid a cash dividend of $.26 per common share (as restated for the stock dividend), representing a 7.1% increase over the same period last year. The Company purchased 412,921 shares of treasury stock during the current quarter at an average price of $48.84.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.